Exhibit 1

                                Members of Group
                                ----------------

Name of Corporation:
--------------------

Weco-Rederi Holding A/S


Name of Individual:
-------------------

Johan Ernst Wedell-Wedellsborg,
(sole shareholder of Weco-Rederi Holding A/S)